UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2022

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7685	95-1492269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8080 Norton Parkway Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 534-6000

207 Goode Avenue, Glendale, California 91203

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value	AVY	New York Stock Exchange
1.25% Senior Notes due 2025	AVY25	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On February 23, 2022, Mark J. Barrenechea, a member of the Board of Directors (“Board”) of Avery Dennison Corporation (the “Company”), notified the Board of his decision not to stand for reelection at the Company’s annual meeting of stockholders to be held on April 28, 2022 so that he can focus on other endeavors. Mr. Barrenechea’s decision was not the result of any disagreement with the Company.

On February 28, 2022, the Company announced that, in connection with the election described in subsection (c) below, Mitchell R. Butier, currently the Company’s Chairman, President and Chief Executive Officer, will cease serving as the Company’s President after that date. Mr. Butier will continue to serve as the Company’s Chairman and Chief Executive Officer.

(c)     On February 23, 2022, the Board elected Deon M. Stander as the Company’s President and Chief Operating Officer (COO), effective March 1, 2022. Mr. Stander, age 53, has served as the Company’s Vice President and General Manager, Retail Branding and Information Solutions, since June 2015, after having served in roles of increasing responsibility with the Company. A copy of the press release dated February 28, 2022 announcing the naming of Mr. Stander as President and COO, as well as the role change for Mr. Butier described in subsection (b) above, is attached as Exhibit 99.1 hereto and incorporated herein and therein by reference.

In connection with this election, the Board’s Talent and Compensation Committee (the “Committee”) approved the following compensation package for Mr. Stander: (i) an annual base salary of $700,000; (ii) a target Annual Incentive Plan opportunity of 75% of base salary; and (iii) a target long-term incentive opportunity of 300% of base salary. In addition, the Committee approved a special promotion grant on March 1, 2022 of restricted stock units with a grant date fair value of $1,500,000, which will vest in full on the third anniversary of the grant date, subject to his continued service. Mr. Stander will continue to receive an annual executive benefit allowance of $65,000 and be eligible for the other benefits and perquisites afforded to him in his previous role as described in the Company’s 2021 proxy statement filed with the Securities and Exchange Commission on March 5, 2021 (the “Proxy Statement”). He will also continue to be eligible to participate in the Company’s savings, deferred compensation, executive severance and key employee change of control severance plans, in each case as described in the Proxy Statement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 24, 2022, the Board approved Amended and Restated Bylaws for the Company (the “Bylaws”), effective as of that date.

Amendments contained in the Bylaws include (i) the removal of the Company’s principal executive office as designated in Los Angeles County, California, the revision that the principal executive office shall be designated by the Board from time to time, and related revisions to reflect these changes; (ii) the addition of language to amend the Company’s advance notice provisions to address the adoption by the Securities and Exchange Commission of universal proxy rules; and (iii) the reflection of the 2021 name change of the Board’s former Governance and Social Responsibility Committee to the Governance Committee.

In connection with these amendments, the Board redesignated the Company’s principal executive office from 207 Goode Avenue, Glendale, California 91203 to the Company’s existing facility serving as the North American headquarters of its Label and Graphic Materials business and located at 8080 Norton Parkway, Mentor, Ohio 44060.

The foregoing description of the Bylaws is qualified by reference to the full text of the Bylaws, which is attached as Exhibit 3.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended and Restated Bylaws, effective as of February 24, 2022.

99.1	Press release, dated February 28, 2022, announcing naming of Deon M. Stander as President and Chief Operating Officer of Avery Dennison Corporation.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: February 28, 2022	By:	/s/ Mitchell R. Butier
Name: Mitchell R. Butier
Title: Chairman, President and Chief Executive Officer